UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 3,  2007

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreements

On December 7, 2007, Altair Nanotechnologies Inc. (the "Company") entered into a new written employment agreement with Bruce Sabacky, its Vice President and Chief Technology Officer, superseding any prior employment agreement.

Under the employment agreement, Mr. Sabacky is entitled to base compensation of $225,000 per year and annual bonus target opportunity equal to 60% of his base salary upon achievement of certain performance measures, and standard health and other benefits.  The term of the employment agreement is two years, with automatic two-year extensions if notice of termination is not delivered by either party at least 90 days prior to the expiration of the current term. The employment agreement also includes a provision under which the vesting of all outstanding and future stock options granted to Mr. Sabacky is accelerated in connection with a change of control and includes standard provisions related to the assignment of inventions to the Company, protection of confidential information, and 12-month non-competition and non-solicitation covenants.

Under the employment agreement, if Mr. Sabacky’s employment is terminated by him during the term for good reason, which includes, among other things, (a) the Company requiring him to relocate his place of employment without his consent, (b) a material adverse change in his title, position, and/or duties 90 days before or within one year after a change of control, and (c) a material breach by the Company of the employment agreement, he is entitled to a severance benefit equal to his base salary and health benefits for one year.  The one-year base salary severance benefit will be extended to 16 months if either (a) he was required to relocate from a location more than 50 miles from Washoe County, Nevada in order to commence employment and then terminates the employment agreement for good reason during the initial two-year term, or (b) he consents to a relocation of his employment, but subsequently terminates his employment with the Company for good reason on or before the two-year anniversary of such relocation.

If Mr. Sabacky’s employment is terminated by the Company without cause during the term, he is entitled to a severance benefit equal to his base salary for one year, health benefits for 18 months, and a lump sum bonus payment equal to 60% of his base salary paid for the year in which his termination occurred.  The one-year base salary severance benefit will be extended to 16 months if either (a) he was required to relocate from a location more than 50 miles from Washoe County, Nevada in order to commence employment and then terminates the employment agreement for good reason during the initial two-year term, or (b) he consents to a relocation of his employment, but his employment is subsequently terminated by the Company without cause on or before the two-year anniversary of such relocation.  Mr. Sabacky is not entitled to any severance if his employment is terminated at any time by the Company with cause or by him without good reason.

The description of the employment agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying agreement.  The summary set forth above is qualified by the terms and conditions of the agreement attached as Exhibit 10.1 to this Current Report.

Officer Compensation Changes

On December 3, 2007, the Compensation, Nominating and Governance Committee (the “Committee”) of the Company approved the increase of the base salary of Alan Gotcher, Chief Executive Officer and director, from $367,200 to $425,000 effective December 4, 2007.

Board Compensation Changes

On December 3, the Committee adjusted its compensation policy with respect to members of the Board of Directors effective January 1, 2008.  The cash component of the compensation policy, before and after the change, is as follows:

Position	Current Compensation Per Quarter	New Compensation Per Quarter
NonEmployee Director	$5,000	$6,250
Chairman of the Board	$4,000	$4,000
Audit Committee Chair	$3,000	$3,000
Compensation and Nominating Committee Chair	$2,000	$2,000
Audit Committee Member	$1,000	$1,500
Compensation Committee Member	$1,000	$1,000
Other Committee Chair or Member	Determined Upon Formation of Committee	Determined Upon ormation of Committee

In addition, the Committee determined that, at the meeting of the Board of Directors following Altair’s annual shareholders meeting, each non-employee director would be awarded equity based compensation, either stock options or restricted shares, with value of $55,000 (up from $40,000 approved in February 2007).  The value of equity-based compensation is determined using the methods adopted by Altair for valuing equity-based compensation under Generally Accepted Audited Principles for its financial statements.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

10.1 Employment Agreement with Bruce Sabacky

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Date: December 7, 2007	By:	/s/ Edward Dickinson
Edward Dickinson, Chief Financial Officer